[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

June 1, 2007

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re:       Bank of America Corporation and BAC Capital Trust XV Floating Rate Capital Securities

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), and BAC Capital Trust XV, a Delaware statutory trust (the "Trust"), in connection with (a) the Registration Statement on Form S‑3 (File No. 333-133852, 333-133852-01, 333-133852-02, 333-133852-03, 333-133852-04, 333-133852-05, 333-133852-06, 333-133852-07 and 333-133852-08) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and (b) the Prospectus dated May 5, 2006 and the Final Prospectus Supplement dated May 23, 2007 (as so supplemented and amended, the "Prospectus"), each filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the issuance by the Trust and purchase by the Underwriters (as defined herein) of 500,000 BAC Capital Trust XV Floating Rate Capital Securities (liquidation amount $1,000 per security) (the "Capital Securities").  The proceeds from the sale of the Capital Securities and Common Securities of the Trust are to be used by the Trust to purchase up to $500,100,000 aggregate principal amount of Floating Rate Junior Subordinated Notes, due 2056 (the "Notes") of the Corporation to be issued under the terms of the Indenture and the Fifteenth Supplemental Indenture (each as defined herein).  We also have acted as counsel to the Corporation and the Trust in connection with the preparation of the Underwriting Agreement dated May 23, 2007 (the "Underwriting Agreement") among the Corporation, the Trust and the underwriters named in Schedule A thereto (the "Underwriters").  The terms used herein that are defined in the Underwriting Agreement have the respective meanings set forth therein, unless otherwise defined herein.

As such counsel, we have examined and are familiar with such originals or photocopies or certified copies of such records of the Corporation and its subsidiaries, along with certificates of officers of the Corporation and its subsidiaries, of Regular Trustees of the Trust and of public officials, Forms T-1 supplied by the Debt Trustee and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below.

In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies.  In addition, with your permission, we have expressly assumed (i) the due authorization, execution and delivery of the Amended and Restated Declaration of Trust dated as of May 23, 2007 between the Corporation, as Sponsor, The Bank of New York Trust Company, N.A., as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Regular Trustees named therein (the "Declaration"); the Restated Indenture dated as of November 1, 2001 (the "Base Indenture") between the Corporation and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York (the "Trustee"); the Fifteenth Supplemental Indenture dated as of May 31, 2007 (the "Fifteenth Supplemental Indenture," and collectively with the Base Indenture, the "Indenture") between the Corporation and the Trustee; the Capital Securities Guarantee Agreement dated as of May 31, 2007 between the Corporation and The Bank of New York Trust Company, N.A., as Guarantee Trustee (the "Capital Securities Guarantee"); and the Underwriting Agreement by all parties other than the Corporation, the Regular Trustees or the Trust, and (ii) the accuracy of the representations and warranties of the parties contained in the Declaration, the Indenture, the Fifteenth Supplemental Indenture, the Capital Securities Guarantee and the Underwriting Agreement.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

                1.         When (i) executed, issued and delivered by the Corporation to the Trustee for authentication in accordance with the Indenture, (ii) authenticated and delivered by the Trustee, in accordance with the Indenture, and (iii) paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), the Notes will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy (the "Permitted Exceptions").

             2.        The Capital Securities Guarantee has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to the Permitted Exceptions.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

.                                                                        Very truly yours,

                                                                        /s/ HELMS MULLISS & WICKER, PLLC